FOR MORE INFORMATION:

Kasandra H. Rossi

Executive Vice President, Chief Financial Officer & Treasurer

954-692-7163

kasandra.rossi@pediatrix.com

FOR IMMEDIATE RELEASE

Pediatrix Medical Group Reports Third Quarter Results

Raises Full Year 2025 Adjusted EBITDA Outlook Range

FORT LAUDERDALE, Fla., November 3, 2025 - Pediatrix Medical Group, Inc. (NYSE: MD), a leading provider of physician services, today reported earnings of $0.84 per share for the three months ended September 30, 2025. On a non-GAAP basis, Pediatrix reported Adjusted EPS of $0.67.

For the 2025 third quarter, Pediatrix reported the following results:

•
Net revenue of $493 million;
•
Net income of $72 million; and
•
Adjusted EBITDA of $87 million.

“Our operating results for the third quarter exceeded our expectations and were driven by a combination of reimbursement-related factors, including strong collection activity, higher patient acuity and slightly favorable payor mix, as well as operational consistency,” said Mark S. Ordan, Chief Executive Officer of Pediatrix Medical Group. “We now expect our full year 2025 Adjusted EBITDA will likely range between $270 million and $290 million. We are of course pleased with our results, and the strength it provides to Pediatrix and our stakeholders, but know that they come at a time of change and uncertainty in the healthcare environment.”

Operating Results– Three Months Ended September 30, 2025

Pediatrix’s net revenue for the three months ended September 30, 2025 was $492.9 million, compared to $511.2 million for the prior-year period. This decrease reflects the impact of non-same unit activity, primarily practice dispositions, partially offset by growth in same-unit net revenue of 8.0 percent.

Same-unit revenue from net reimbursement-related factors increased by 7.6 percent for the 2025 third quarter as compared to the prior-year period. This increase primarily reflects continued improvements in collection activity, higher patient acuity in the Company’s hospital-based practices, primarily in neonatology, increases in administrative fees from hospital partners and a slightly favorable shift in payor mix.

Same-unit revenue attributable to patient service volumes increased by 0.4 percent for the 2025 third quarter as compared to the prior-year period. Shown below are year-over-year percentage changes in certain same-unit volume statistics for the three and nine months ended September 30, 2025. (Note: figures in the below table reflect contributions only to net patient service revenue and exclude other contributions to total same-unit revenue, including contract and administrative fees.)

	Three Months Ended September 30, 2025	Nine Months Ended September 30, 2025
Hospital-based patient services	0.7%	2.0%
Office-based patient services	(0.6)%	0.9%

Neonatology services (within hospital-based services):
Neonatal intensive care unit (NICU) days	2.2%	3.4%

For the 2025 third quarter, practice salaries and benefits expense was $332.3 million, compared to $364.9 million for the prior-year period. This decrease primarily reflects the impact of practice disposition activity, partially offset by increases in same-unit clinical compensation costs, including incentive compensation based on practice results.

For the 2025 third quarter, general and administrative expenses were $60.8 million, as compared to $58.1 million for the prior-year period. This increase primarily reflects increases in incentive compensation based on financial results.

For the 2025 third quarter, transformational and restructuring related expenses totaled $6.0 million, as compared to $18.6 million for the prior-year period. The expenses during the third quarter of 2025 primarily related to position eliminations and, to a lesser extent, revenue cycle management transition activities. The expenses during the third quarter of 2024 primarily related to revenue cycle management transition activities, position eliminations, and impairment of various right-of-use lease assets resulting from practice dispositions.

Adjusted EBITDA, which is defined as net income before interest, taxes, depreciation and amortization, transformational and restructuring related expenses, and net gain on investments in divested businesses, was $87.3 million for the 2025 third quarter, compared to $60.2 million for the prior-year period. The increase in Adjusted EBITDA was primarily due to net favorable impacts from same-unit results and practice disposition activity.

Depreciation and amortization expense was $5.6 million for the third quarter of 2025, compared to $6.3 million for the prior-year period. The net decrease was primarily related to a lower level of capital expenditures at our existing units.

Interest expense was $8.9 million for the third quarter of 2025, compared to $10.1 million for the third quarter of 2024, reflecting slightly lower interest rates on slightly lower average outstanding borrowings.

Investment and other income was $5.9 million for the third quarter of 2025, compared to $1.1 million for the third quarter of 2024. The net increase was primarily related to increases in interest income on higher cash balances.

During the third quarter of 2025, the Company recognized a net gain on investments in divested businesses of $20.9 million.

Pediatrix generated net income of $71.7 million, or $0.84 per diluted share, for the 2025 third quarter, based on weighted average shares outstanding of 85.6 million. This compares with $19.4 million, or $0.23 per diluted share, for the 2024 third quarter, based on weighted average shares outstanding of 84.5 million.

For the third quarter of 2025, Pediatrix reported Adjusted EPS of $0.67, compared to $0.44 for the third quarter of 2024. For these periods, Adjusted EPS is defined as diluted net income per common and common equivalent share adjusted for non-cash amortization expense, stock-based compensation expense, transformational and restructuring related expenses, net gain on investments in divested businesses, and impacts from discrete tax events.

Operating Results – Nine Months Ended September 30, 2025

For the nine months ended September 30, 2025, Pediatrix generated revenue of $1.42 billion, compared to $1.51 billion for the prior-year period. Pediatrix generated net income of $131.7 million, or $1.54 per share, for the nine months ended September 30, 2025, based on weighted average shares outstanding of 85.6 million, which compares to a net loss of $129.5 million, or $1.56 per share, for the nine months ended September 30, 2024, based on weighted average shares outstanding of 83.2 million. Adjusted EBITDA for the nine months ended September 30, 2025 was $209.7 million, compared to $155.3 million for the prior year. For the nine months ended September 30, 2025, Pediatrix reported Adjusted EPS of $1.54, compared to $0.99 for the same period of 2024.

Financial Position and Cash Flow – Continuing Operations

Pediatrix had cash and cash equivalents of $340.1 million at September 30, 2025, compared to $229.9 million at December 31, 2024, and net accounts receivable were $231.1 million.

For the third quarter of 2025, Pediatrix generated cash from operating activities from continuing operations of $138.1 million, compared to $95.7 million during the third quarter of 2024. During the third quarter of 2025, the Company used $20.9 million to fund share repurchases, $19.2 million to fund acquisition activity, and $5.3 million to fund capital expenditures.

At September 30, 2025, Pediatrix had total debt outstanding of $602 million, consisting of its $400 million in 5.375% Senior Notes due 2030 and $202 million in borrowings under its Term A Loan. At September 30, 2025, the Company had no outstanding borrowings under its $450 million revolving line of credit.

Updated 2025 Outlook

Pediatrix is raising its full year 2025 outlook for Adjusted EBITDA, as defined above, and now anticipates Adjusted EBITDA will likely be in a range of $270 million to $290 million.

Non-GAAP Measures

A reconciliation of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measures for the three and nine months ended September 30, 2025 and 2024 is provided in the financial tables of this press release.

Earnings Conference Call

Pediatrix will host an investor conference call to discuss the quarterly results at 9 a.m., ET today. The conference will be webcast and available for replay at the following site: www.pediatrix.com/investors.

ABOUT PEDIATRIX MEDICAL GROUP

Pediatrix® Medical Group, Inc. (NYSE:MD) is a leading provider of physician services. Pediatrix-affiliated clinicians are committed to providing coordinated, compassionate and clinically excellent services to women, babies and children across the continuum of care, both in hospital settings and office-based practices. Specialties include obstetrics, maternal-fetal medicine and neonatology complemented by multiple pediatric subspecialties. The group’s high-quality, evidence-based care is bolstered by significant investments in research, education, quality-improvement and safety initiatives. The physician-led company was founded in 1979 as a single neonatology practice and today provides its highly specialized and often critical care services through approximately 4,400 affiliated physicians and other clinicians. To learn more about Pediatrix, visit www.pediatrix.com or follow us on Facebook, Instagram, LinkedIn and the Pediatrix blog. Investment information can be found at www.pediatrix.com/investors.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans and strategies, its full year 2025 guidance, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in the Company’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well the Company’s current reports on Form 8-K, filed with the Securities and Exchange Commission, and include the following: the impact of the Company’s practice portfolio management plans and whether the Company is able to achieve the expected favorable impact to Adjusted EBITDA therefrom; the effects of economic conditions on the Company’s business; the effects of the Medicare Access and CHIP Reauthorization Act of 2015, the Affordable Care Act, the One Big Beautiful Bill Act and potential additional healthcare reform; the Company’s relationships with government-sponsored or funded healthcare programs and with managed care organizations and commercial health insurance payors; the impact of state budgetary constraints and uncertainty over the future of Medicaid; the impact of surprise billing legislation; the Company’s transition to a hybrid revenue cycle management model; the timing and contribution of future acquisitions or organic growth initiatives; the Company’s ability to comply with the terms of debt financing arrangements; and the effects of the Company’s transformation initiatives, including reorientation on, and growth strategy for, the Company’s hospital-based and maternal fetal businesses.

###

Pediatrix Medical Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net revenue	$492,875	$511,158	$1,420,078	$1,510,555
Operating expenses:
Practice salaries and benefits	332,326	364,888	992,859	1,091,834
Practice supplies and other operating expenses	20,200	29,449	59,500	92,903
General and administrative expenses	60,793	58,121	175,111	174,884
Depreciation and amortization	5,551	6,254	16,196	25,353
Transformational and restructuring related expenses	5,954	18,560	16,393	40,619
Goodwill impairment	—	—	—	154,243
Long-lived asset impairments	—	—	—	27,791
Loss on disposal of businesses	—	59	—	10,932
Total operating expenses	424,824	477,331	1,260,059	1,618,559
Income (loss) from operations	68,051	33,827	160,019	(108,004)
Investment and other income	5,883	1,089	14,347	2,941
Net gain on investments in divested businesses	20,906	—	20,906	—
Interest expense	(8,941)	(10,126)	(27,225)	(31,033)
Equity in earnings of unconsolidated affiliate	1,879	445	2,790	1,427
Total non-operating income (expenses)	19,727	(8,592)	10,818	(26,665)
Income (loss) before income taxes	87,778	25,235	170,837	(134,669)
Income tax (provision) benefit	(16,070)	(5,794)	(39,132)	5,120
Net income (loss)	$71,708	$19,441	$131,705	$(129,549)
Other comprehensive income, net of tax
Unrealized holding gain on investments, net of tax of $101, $571, $496 and $657	309	1,745	1,517	2,005
Total comprehensive income (loss)	$72,017	$21,186	$133,222	$(127,544)
Per common and common equivalent share data (diluted):
Net income (loss):	$0.84	$0.23	$1.54	$(1.56)
Weighted average common shares	85,613	84,523	85,559	83,223

Pediatrix Medical Group, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income (loss)	$71,708	$19,441	$131,705	$(129,549)
Interest expense	8,941	10,126	27,225	31,033
Income tax provision (benefit)	16,070	5,794	39,132	(5,120)
Depreciation and amortization expense	5,551	6,254	16,196	25,353
Transformational and restructuring related expenses	5,954	18,560	16,393	40,619
Net gain on investments in divested businesses	(20,906)	—	(20,906)	—
Impairment losses	—	—	—	182,034
Loss on disposal of businesses	—	59	—	10,932
Adjusted EBITDA	$87,318	$60,234	$209,745	$155,302

Pediatrix Medical Group, Inc.

Reconciliation of Diluted Net Income (Loss) per Share

to Adjusted Income per Diluted Share (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2025		2024
Weighted average diluted shares outstanding	85,613		84,523
Net income and diluted net income per share	$71,708	$0.84	$19,441	$0.23
Adjustments (1):
Amortization (net of tax of $482 and $446)	1,447	0.01	1,338	0.02
Stock-based compensation (net of tax of $851 and $656)	2,553	0.03	1,969	0.02
Transformational and restructuring expenses (net of tax of $1,489 and $4,640)	4,466	0.05	13,920	0.16
Net gain on investments in divested businesses (net of tax of $5,226)	(15,680)	(0.18)	—	—
Tax effects of goodwill impairment	—	—	(6,135)	(0.07)
Loss on disposal of businesses (net of tax of $15)	—	—	44	—
Net impact from discrete tax events	(7,003)	(0.08)	6,452	0.08
Adjusted income and diluted EPS	$57,491	$0.67	$37,029	$0.44

(1)
A blended tax rate of 25% was used to calculate the tax effects of the adjustments for the three months ended September 30, 2025 and 2024, other than for tax effects of goodwill impairment for the three months ended September 30, 2024. Tax effects of goodwill impairment relate to the goodwill impairment recognized in the second quarter of 2024.

	Nine Months Ended September 30,
	2025		2024
Weighted average diluted shares outstanding	85,559		83,223
Net income (loss) and diluted net income (loss) per share	$131,705	$1.54	$(129,549)	$(1.56)
Adjustments (1):
Amortization (net of tax of $1,334 and $1,842)	4,003	0.05	5,526	0.07
Stock-based compensation (net of tax of $1,927 and $1,872)	5,781	0.07	5,616	0.07
Transformational and restructuring expenses (net of tax of $4,099 and $10,155)	12,295	0.14	30,464	0.37
Net gain on investments in divested businesses (net of tax $5,226)	(15,680)	(0.18)	—	—
Impairment losses (net of tax of $28,573)	—	—	153,461	1.84
Loss on disposal of businesses (net of tax of $2,733)	—	—	8,199	0.10
Net impact from discrete tax events	(6,439)	(0.08)	8,456	0.10
Adjusted income and diluted EPS	$131,665	$1.54	$82,173	$0.99

(1)
A blended tax rate of 25% was used to calculate the tax effects of the adjustments for the nine months ended September 30, 2025 and 2024, other than for impairment losses, due to a portion of the expense being non-deductible.

Pediatrix Medical Group, Inc.

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of September 30, 2025	As of December 31, 2024
Assets:
Cash and cash equivalents	$340,059	$229,940
Short-term investments	123,042	118,566
Accounts receivable, net	231,122	259,990
Other current assets	22,972	31,111
Intangible assets, net	14,802	11,595
Operating and finance lease right-of-use assets	35,702	39,267
Goodwill, other assets, property and equipment	1,431,706	1,462,231
Total assets	$2,199,405	$2,152,700
Liabilities and shareholders' equity:
Accounts payable and accrued expenses	$352,233	$398,690
Total debt, including finance leases, net	602,508	617,664
Operating lease liabilities	39,759	44,649
Other liabilities	314,239	326,759
Total liabilities	1,308,739	1,387,762
Total shareholders' equity	890,666	764,938
Total liabilities and shareholders' equity	$2,199,405	$2,152,700

Pediatrix Medical Group, Inc.

Reconciliation of Net Income to Forward-Looking Adjusted EBITDA

(in thousands)

(Unaudited)

	Year Ended December 31, 2025

Net income	$155,900	$170,500
Interest expense	36,160	36,160
Income tax provision	57,610	63,010
Depreciation and amortization expense	22,510	22,510
Transformational and restructuring related expenses	18,720	18,720
Net gain on investments in divested businesses	(20,900)	(20,900)
Adjusted EBITDA	$270,000	$290,000